                                                              Exhibit 99-A(5)(a)

VARIABLE ADJUSTABLE LIFE SECOND DEATH POLICY

Variable Benefits.

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Nonparticipating

THE INITIAL DEATH BENEFIT OF THIS POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 1. THE DEATH BENEFIT MAY INCREASE OR DECREASE, AS DESCRIBED ON PAGE 2, DEPENDING ON THE OPTION ELECTED AND ON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. HOWEVER, THE DEATH BENEFIT SHALL NEVER BE LESS THAN THE CURRENT FACE AMOUNT SHOWN ON PAGE 1.

THE ACTUAL CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT

We promise to pay to the beneficiary, subject to the provisions of this policy, the death proceeds when we receive proof satisfactory to us of the second death.

This policy, including any adjustment of it, is issued in consideration of the application for this policy and the payment of the premiums.

The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota, on the policy date.

President

Secretary

Registrar

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY

IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY AFTER IT IS ISSUED. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN THE POLICY TO US OR YOUR AGENT BY THE LATER OF: (A) 10 DAYS AFTER YOU RECEIVE IT; (B) 45 DAYS AFTER YOU SIGNED THE APPLICATION; OR (C) 10 DAYS AFTER WE MAIL THE NOTICE OF YOUR RIGHT OF WITHDRAWAL. IF YOU RETURN THE POLICY, YOU WILL RECEIVE A FULL REFUND OF ANY PREMIUMS YOU HAVE PAID WITHIN 7 DAYS OF THE DATE WE RECEIVE YOUR NOTICE OF CANCELLATION. IF YOU ADJUST YOUR POLICY AND THE ADJUSTMENT RESULTS IN AN INCREASED PREMIUM, YOU WILL AGAIN HAVE A RIGHT TO EXAMINE THE POLICY. IF YOU ARE NOT THEN SATISFIED, YOU MAY RETURN THE POLICY WITHIN THE TIMES GIVEN ABOVE AND THE REQUESTED ADJUSTMENT WILL BE CANCELLED. YOU WILL RECEIVE A REFUND OF ANY ADDITIONAL PREMIUM PAID WITHIN 7 DAYS OF THE DATE WE RECEIVE YOUR NOTICE OF CANCELLATION.

Minnesota Life
Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098

MHC-98-690

INDEX

Additional Information      14
Assignment                  14
Beneficiary                 13
Death Benefit                5
Definitions                  2
General Information          3
Grace Period                 7
Incontestability            14
Lapse (Premiums)             7
Nonrepeating Premium         7
Ownership                    3
Payment of Proceeds         12
Policy Adjustments          10
Policy Charges               4
Policy Exchange Option      15
Policy Loans                13
Premiums                     6
Reinstatement (Premiums)     7
Separate Account             7
Settlement Options          12
Suicide Exclusion           14
Surrender                    9
Value                        9

                                                         YOUR POLICY INFORMATION
SMOKING STATUS: NONSMOKER       INSURED:                       ELLIOTT A EXAMPLE
                                AGE & GENDER:                          60 - MALE

SMOKING STATUS: NONSMOKER       INSURED:                        ELAINE B EXAMPLE
                                AGE & GENDER:                        60 - FEMALE

PREMIUM CLASS:  STANDARD

TOTAL PREMIUMS:
                               *CURRENT FACE AMOUNT:                  $1,000,000
 ANNUAL        - $12,354.50
                               POLICY NUMBER:                         1-000-001V
 SEMI-ANNUAL   -  $6,177.25
                               ORIGINAL POLICY DATE:                 MAY 15 1995
 QUARTERLY     -  $3,088.63


DEATH BENEFIT OPTION ON POLICY DATE -    *  *  *  *  *  *  *  *  *  *  * *
CASH                                    *                                *
                                        *   VARIABLE ADJUSTABLE LIFE     *
                                        *     SECOND DEATH POLICY        *
                                        *                                *
                                        *   PROCEEDS PAYABLE AT SECOND   *
                                        *       DEATH OR SURRENDER       *
                                        *                                *
                                        *   FACE AMOUNT AND PREMIUM MAY  *
                                        *    BE ADJUSTED BY THE OWNER.   *
                                        *                                *
                                        *        NONPARTICIPATING        *
                                        *                                *
                                        *  *  *  *  *  *  *  *  *  *  *  *

                                     FACE         PREMIUMS           ANNUAL
TYPE OF COVERAGE                     AMOUNT       PAYABLE           PREMIUM

BASIC POLICY                                      THROUGH
 WHOLE LIFE INSURANCE             $1,000,000     MAY 14 2015       $11,300.00
 PAYABLE AT THE SECOND DEATH
   WITH SCHEDULED CHANGE                          THROUGH
   IN FACE AMOUNT                   $95,615      MAY 14 2035       $11,300.00

*THE CURRENT FACE AMOUNT IS GUARANTEED TO MAY 14 2015. IN ADDITION, A WHOLE LIFE INSURANCE FACE AMOUNT OF $95,615 IS GUARANTEED THEREAFTER FOR LIFE.

CONTINUED ON PAGE 1B

MHC-98-690                                                                    1A

                                                         YOUR POLICY INFORMATION


INSURED:  ELLIOTT A EXAMPLE             POLICY NUMBER:  1-000-001V
INSURED:  ELAINE B EXAMPLE

ADDITIONAL AGREEMENTS - CONTINUED FROM PAGE 1A

                                     FACE         PREMIUMS              ANNUAL
TYPE OF COVERAGE                     AMOUNT       PAYABLE              PREMIUM

SINGLE LIFE TERM                    $250,000       THROUGH             $932.50
INSURANCE AGREEMENT                              MAY 14 1996
    INSURED:  ELAINE B EXAMPLE
    SEE FOLLOWING PAGES FOR
    RENEWAL PREMIUMS THROUGH MAY 14, 2029

ESTATE PRESERVATION AGREEMENT                       THROUGH            $122.00
    DESIGNATED INSURED:  ELAINE B EXAMPLE        MAY 14, 2005
    OTHER INSURED:  ELLIOTT A EXAMPLE
    AGREEMENT TERMINATES ON MAY 14, 2005

TOTAL ANNUAL PREMIUM ON POLICY DATE                                 $12,354.50

THE ADMINISTRATIVE CHARGE ON THIS POLICY IS $15 PER MONTH.

THERE WILL BE NO CHARGE FOR SURRENDERING YOUR POLICY.

MHC-98-690                                                                    1B

                                                         YOUR POLICY INFORMATION

TABLE OF POLICY VALUES - VARIABLE ADJUSTABLE LIFE - POLICY NUMBER
                                                    1-000-001V

THESE VALUES DO NOT INCLUDE DIVIDENDS AND ARE SUBJECT TO THE POLICY VALUES SECTION IN THIS POLICY.


               POLICY              TABULAR            EXTENDED
             ANNIVERSARY            CASH                TERM
               MAY 15              VALUE*             INSURANCE
                                                    YEARS    DAYS

                1996                    0             0         0
                1997                9,571             5       264
                1998               19,223             7        33
                1999               28,880             7       250
                2000               38,443             7       338
                2001               47,804             7       334
                2002               56,832             7       268
                2003               65,388             7       160
                2004               73,315             7        26
                2005               80,437             6       223

                2006               86,502             6        41
                2007               91,118             5       202
                2008               93,981             4       355
                2009               94,464             4       122
                2010               91,878             3       247
                2011               85,452             3         0
                2012               74,275             2       102
                2013               57,308             1       198
                2014               33,295             0       287
                2015                  590             0         4
             YEAR 25               26,742             2       286
             YEAR 30               46,384             3        53

ANNUAL POLICY LOAN INTEREST RATE:  8% PAYABLE IN ARREARS
ANNUAL POLICY REINSTATEMENT INTEREST RATE:  6%

*THE TABULAR CASH VALUE MAY BE MORE OR LESS THAN THE SURRENDER PROCEEDS.

INSURED                           AGE                  FACE AMOUNT

ELLIOTT A EXAMPLE                 60             $1,000,000 FOR 20 YEARS
ELAINE B EXAMPLE                  60               $95,615 THEREAFTER


MHC-98-690                                                                    1C

                                                         YOUR POLICY INFORMATION

                                    NOTICE

     THIS CONTRACT HAS AN ANNUAL ADMINISTRATIVE CHARGE AND CHARGES WHICH ARE ASSESSED AGAINST PREMIUMS, BASE PREMIUMS, NONREPEATING PREMIUMS, YOUR ACTUAL CASH VALUE AND THE SEPARATE ACCOUNT ASSETS. CHARGES ASSESSED AGAINST PREMIUM INCLUDE, AMONG OTHERS, A BASIC AND FIRST YEAR SALES LOAD CHARGE. THE BASIC SALES LOAD CHARGE, APPLIED TO BASE PREMIUMS, WILL NOT EXCEED 7 PERCENT. IN ADDITION, A FIRST YEAR SALES LOAD MAY ALSO BE APPLIED. THE FIRST YEAR SALES LOAD WILL NOT EXCEED 23 PERCENT.

     A COMPLETE DESCRIPTION OF THESE CONTRACT CHARGES AND THEIR APPLICATION CAN BE FOUND UNDER THE "POLICY CHARGES" SECTIONS OF THE POLICY.

MHC-98-690                                                                    1D

                                                         YOUR POLICY INFORMATION

SINGLE LIFE TERM INSURANCE AGREEMENT                          POLICY 1-0000-001V
GUARANTEED RENEWAL PREMIUMS
COVERED INSURED:  ELLIOTT A EXAMPLE

       RENEWAL DATE
       MAY 15               ANNUAL PREMIUM

       1996                  $    4,745.00
       1997                  $    5,210.00
       1998                  $    5,735.00
       1999                  $    6,320.00
       2000                  $    6,970.00
       2001                  $    7,710.00
       2002                  $    8,555.00
       2003                  $    9,510.00
       2004                  $   10,565.00
       2005                  $   11,700.00
       2006                  $   12,930.00
       2007                  $   14,250.00
       2008                  $   15,690.00
       2009                  $   17,315.00
       2010                  $   19,455.00
       2011                  $   21,280.00
       2012                  $   23,720.00
       2013                  $   26,460.00
       2014                  $   29,400.00
       2015                  $   32,530.00
       2016                  $   35,820.00
       2017                  $   39,235.00
       2018                  $   42,860 00
       2019                  $   46,835.00
       2020                  $   51,260.00
       2021                  $   56,260 00
       2022                  $   61,895.00
       2023                  $   68,055.00
       2024                  $   74,600.00
       2025                  $   81,400.00
       2026                  $   88,395.00
       2027                  $   95,445.00
       2028                  $  102,645.00
       2029                  $  110,095.00

MHC-98-690                                                                    1E

SINGLE LIFE TERM INSURANCE AGREEMENT    POLICY 1-000-001V
CURRENT RENEWAL PREMIUMS
COVERED INSURED:  ELLIOTT A EXAMPLE


       RENEWAL DATE
          MAY 15              ANNUAL PREMIUM

       1996                    $  1,140.00
       1997                    $  1,397.50
       1998                    $  1,685.00
       1999                    $  1,982.50
       2000                    $  2,395.00
       2001                    $  2,927.50
       2002                    $  3,387.50
       2003                    $  3,742.50
       2004                    $  4,175.00
       2005                    $  4,637.50
       2006                    $  5,155.00
       2007                    $  5,732.50
       2008                    $  6,372.50
       2009                    $  7,085.00
       2010                    $  7,877.50
       2011                    $  8,757.50
       2012                    $  9,735.00
       2013                    $ 10,822.50
       2014                    $ 11,885.00
       2015                    $ 13,050.00
       2016                    $ 14,332.50
       2017                    $ 15,737.50
       2018                    $ 17,282.50
       2019                    $ 18,977.50
       2020                    $ 20,840.00
       2021                    $ 22,885.00
       2022                    $ 25,130.00
       2023                    $ 27,597.50
       2024                    $ 30,305.00
       2025                    $ 33,280.00
       2026                    $ 36,545.00
       2027                    $ 40,132.00
       2028                    $ 44,070.00
       2029                    $ 60,760.00

MHC-98-690                                                                    1F

SUMMARY OF POLICY FEATURES

VARIABILITY

The net premiums paid for this policy are placed in the separate account; actual cash values will reflect investment experience. Actual cash values are not guaranteed and may be more or less than the tabular cash values shown on page 1. The face amount of this policy is guaranteed as a death benefit payable at the second death; investment experience may, depending on the death benefit option selected, increase the amount of the death benefit. The policy may provide for a scheduled reduction in face amount at a future policy anniversary as shown on page 1.

ADJUSTABILITY (SEE PAGE 10)

The face amount and annual premium of your policy are shown on page 1. Subject to the limitations described in this policy, you may at any time adjust:

          -- the face amount, except for increases requiring evidence of insurability if either insured is over 85.

          -- the base premium to any amount from zero to an amount sufficient to provide a policy which will become paid-up after the payment of ten annual premiums.

ACTUAL CASH VALUE

Your policy has an actual cash value which is available to you during the lifetime of either insured. You may use the actual cash value:

          --   to provide retirement income (see page 12).

          --   as collateral for a loan or as a policy loan (see page 13).

          -- to continue some insurance protection if you cannot or do not wish to continue paying premiums (see page 9).

          -- to obtain cash by surrendering your policy, in full or in part (see page 9).

DEATH PROCEEDS

The amount payable to the beneficiary at the second death is the total of the following amounts:

          -- The death benefit, which is the greater of the face amount of this policy (see page 1), or the death benefit provided by the variable features of this policy (see page 5).

PLUS      --   Any additional insurance payable at the second death provided by an additional benefit agreement (see page 1).


MHC-98-690                                                        Minnesota Life

PLUS      --   Under the Cash Option death benefit, any premium paid beyond the end of the policy month in which the second death occurs (see page 5).

MINUS     --   Any unpaid policy charges which we assess against actual cash value (see page 4).

MINUS     --   Any policy loan (see page 13).

SURRENDER PROCEEDS

The amount payable to the owner on the surrender of the policy is the surrender value which is:

          --   The actual cash value of the policy.

MINUS     --   Any unpaid policy charges which we assess against actual cash value (see page 4).

ADDITIONAL BENEFITS

The additional benefits, if any, listed on page 1 are described more fully in the additional benefit agreements.






MHC-98-690                                                        Minnesota Life

DEFINITIONS

When we use the following words, this is what we mean:

THE INSUREDS

The two persons named  on page 1.

YOU, YOUR

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insureds.

WE, OUR, US

Minnesota Life Insurance Company.

FIRST DEATH

The death of the first insured to die. You must give us proof of the first death as soon as is reasonably possible.

SECOND DEATH

The death of the second insured to die. We will pay the death proceeds when we receive due proof of the second death.

POLICY DATE

The effective date of coverage under this policy and the date from which policy anniversaries, policy years, policy months and premium due dates are determined.

POLICY ANNIVERSARY

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

WRITTEN REQUEST

A request in writing signed by you. We also may require that your policy be sent in with your written request.

PREMIUM

A scheduled payment required for this policy. The premium amounts are shown on page 1.

MHC-98-690                                                      Minnesota Life 2

NONREPEATING PREMIUM

A payment made to this policy in addition to its scheduled payments.

BASE PREMIUM

The premium less any amount charged for additional benefits and for substandard risks (see page 4).

NET PREMIUM

The base premium or nonrepeating premium less policy charges assessed against the premium. The net premium is the amount or amounts which are allocated to the guaranteed principal account or the separate account.

PROCEEDS

The amount we will pay under the terms of this policy when your policy is surrendered or on the second death.

FACE AMOUNT

The minimum amount of insurance provided at the second death , subject to the conditions of this policy. The face amount is shown on page 1. Under some schedules of premium and premium paying periods, the face amount of insurance may be scheduled to decrease at some future policy anniversary. In those circumstances, that face amount and the date of the decrease are also shown on page 1.

CURRENT FACE AMOUNT

The face amount of this policy at any time when the policy is valued.

SEPARATE ACCOUNT

The separate investment account titled "Variable Life Account." We established this separate account under Minnesota law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

GUARANTEED PRINCIPAL ACCOUNT

The portion of the general account of Minnesota Life which is attributable to this policy and other variable policies, exclusive of policy loans. The description is for accounting purposes

MHC-98-690                                                      Minnesota Life 3
only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of variable policies.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Minnesota Life Insurance Company other than those in the separate account or in other separate accounts established by us.

LOAN ACCOUNT

The portion of the general account of Minnesota Life which is attributable to policy loans under this policy and other variable policies. The loan account balance is the sum of all outstanding loans under this policy.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

UNIT

A measure of your interest in a sub-account of the separate account.

1940 ACT

The Investment Company Act of 1940, as amended, or any similar successor federal act.

NET SINGLE PREMIUM

The amount of money that is necessary, at any given date to pay for all future guaranteed cost of insurance charges for the entire lifetime of both insureds, or for the coverage period in the case of extended term insurance, without the payment of additional premium. We will determine the net single premium using the policy assumptions and the assumption that the current face amount of the policy will remain constant.

MHC-98-690                                                      Minnesota Life 4

ACTUAL CASH VALUE

The sum of the values under this policy in the separate account and the guaranteed principal account. The interest in each is valued separately. They are identified as the separate account actual cash value and the guaranteed principal account actual cash value, respectively. Actual cash value does not include the loan account.

The separate account actual cash value is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the separate account actual cash value.

TABULAR CASH VALUE

The amount which would be equal to the actual cash value of this policy at any time if: all scheduled premiums are paid when due assuming that premiums are paid annually; there is no policy adjustment; there are no policy loans; any percentage increase in the actual cash value matches the policy's assumed rate of return; the net investment experience for each sub-account and/or the interest credited to the guaranteed principal account matches the policy's assumed rate of return; we deduct maximum cost of insurance charges, on the assumption that they are taken once at the end of the policy year and we deduct all other charges as set forth in this policy.

POLICY VALUE

The actual cash value of this policy, plus any policy loan.

LAPSE

The lives of both insureds are no longer insured except as may be provided in the Values section of this policy.

TERMINATE

The lives of both insureds are no longer insured under any of the terms of the policy.

INTEREST CREDITS

The amount of credit we add to the actual cash value of your policy as the result of a policy loan.

AGE

The age of each insured at his or her nearest birthday.

MHC-98-690                                                      Minnesota Life 5

POLICY ASSUMPTIONS

The assumed rate of return is 4 percent and the assumed mortality rates are equal to those in the 1980 CSO Tables.

1980 CSO TABLES

The 1980 Commissioners Standard Ordinary Mortality Tables, gender-distinct, smoker-distinct, and age nearest birthday.

GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

Your policy, or any adjustment of it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to adjust your policy. Any statements made either by you or by either insured, in the initial application or in any application for adjustment will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by either insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for adjustment of this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional benefit agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THE POLICY?

You can exercise all the rights under this policy during the lifetime of either insured by making a written request to us. This includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

POLICY CHARGES

WHAT TYPES OF CHARGES ARE THERE UNDER THIS POLICY?

Charges under this policy are those which we assess against your premiums, base premiums, nonrepeating premiums, your actual cash value and the separate account assets.

MHC-98-690                                                      Minnesota Life 6

WHAT CHARGES ARE ASSESSED AGAINST PREMIUMS?

Against premiums, we assess charges for additional benefits and for substandard risks. The charges for additional benefits compensate us for additional benefits which you may choose to make a part of this policy. The charge for substandard risks is for providing the death benefit for policies whose mortality risks exceed the standard.

WHAT CHARGES ARE ASSESSED AGAINST BASE PREMIUMS?

Against base premiums, we assess: (1) the basic and first year sales load; (2) the underwriting charge; (3) the premium tax charge; and (4) the federal tax charge.

(1) The sales load is for distribution expenses for this class of policies. The basic sales load charge described herein applies to base premiums. The basic sales load will not exceed 7 percent.

     In addition to the basic sales load, a first year sales load may also be applied. The first year sales load applies to base premiums, scheduled to be paid in the twelve month period following the policy date and the date of any policy adjustment. The first year sales load will not exceed 23 percent.

     If any adjustment involving an increase in base premium occurs, a first year sales load will be assessed on that increase in premium.

     If any adjustment occurs during a period when a first year sales load is being collected, an additional sales load will be collected over the next twelve months. In that case, that additional first year sales load shall be calculated using a percentage, not to exceed 23 percent, which shall be equal to the first year sales load in effect prior to that adjustment. This percentage shall be applied to the premium amount, determined on the basis of the lesser of the base premium in effect prior to or following the adjustment, to be received during the time from the current adjustment to the end of the period over which the prior first year sales load was being collected. This additional first year sales load will be collected during the twelve month period following the adjustment together with the sales load applicable to the adjustment.

     All of the sales load charges are designed to average not more than 9 percent of the base premiums, over the lesser of:

     (a) the joint life expectancy of the insureds at policy issue or adjustment; or

     (b)  15 years from policy issue or adjustment; or

     (c)  the premium paying period shown on page 1.

(2) The underwriting charge is for our underwriting costs, which include medical exams, classifying risks and determining insurable interests. The charge shall not exceed $10 per

MHC-98-690                                                      Minnesota Life 7

     $1,000 of face amount of insurance at issue. We can increase this charge in the future. This charge will be deducted ratably from your payments of the first year base premium. Our then current underwriting charge will also apply to increases in face amount which require new evidence of insurability. In the event of a policy adjustment which results in a face amount increase and no premium, you must remit the then current base underwriting charge to us prior to the effective date of the adjustment or we will assess the charge against your actual cash value as a transaction charge on adjustment.

(3) The premium tax charge is for the average premium tax we pay to state and local governments for this class of policies. The charge is currently 2.5 percent of each base premium. We can increase this charge in the future.

(4) The federal tax charge is for a federal tax related to premium payments for this class of policies. The charge is currently 1.25 percent of each base premium. We can increase this charge in the future.

WHAT CHARGES ARE ASSESSED AGAINST NONREPEATING PREMIUMS?

Against nonrepeating premiums, we assess: (1) a basic sales load; (2) the premium tax charge; and (3) the federal tax charge.

(1) The basic sales load is for distribution expenses for this class of policies. The basic sales load will not exceed 7 percent of each nonrepeating premium.

(2) The premium tax charge is for the average premium tax we pay to state and local governments for this class of policies. The charge is currently 2.5 percent of each nonrepeating premium. We can increase this charge in the future.

(3) The federal tax charge is for a federal tax related to premium payments for this class of policies. The charge is currently 1.25 percent of each nonrepeating premium. We can increase this charge in the future.

WHAT CHARGES ARE ASSESSED AGAINST YOUR ACTUAL CASH VALUE?

Against your actual cash value, we assess: (1) the administration charge; (2) the face amount guarantee charge; (3) transaction charges; and (4) the cost of insurance charge.

(1) The administration charge is for our administrative expenses, including those attributable to the records we create and maintain for your policy. The administration charge will not exceed $15 per contract month.

(2) The face amount guarantee charge is for providing the minimum death benefit under the policy. The charge is guaranteed not to exceed 3 cents per thousand dollars of face amount per month.

MHC-98-690                                                      Minnesota Life 8

(3) The transaction charges are for expenses associated with processing transactions. We make a charge of $95 for each policy adjustment. We may also make a charge, not to exceed $25, for each transfer of actual cash value among the guaranteed principal account and sub-accounts of the separate account.

(4) The cost of insurance charge is for providing the death benefit under this policy. The charge is calculated by multiplying the net amount at risk under your policy by a rate which is guaranteed not to exceed rates determined on the basis of the 1980 CSO Tables. The rate varies with policy characteristics such as the gender, age and risk class of each insured. The net amount at risk is the death benefit under your policy less your policy value.

WHEN ARE CHARGES ASSESSED AGAINST YOUR ACTUAL CASH VALUE?

Administration, face amount guarantee and cost of insurance charges are assessed against your actual cash value. This is done monthly on the monthly policy anniversary. In addition, such charges are assessed on the occurrence of the second death, policy surrender, lapse or a policy adjustment.

Transaction charges are assessed at the time of a policy adjustment or when a transfer is made. In the case of a transfer, the charge is assessed against the amount transferred.

Charges will be assessed against your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

WHAT CHARGES ARE ASSESSED AGAINST SEPARATE ACCOUNT ASSETS?

We assess a mortality and expense risk charge against separate account assets. We also reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

WHAT IS THE MORTALITY AND EXPENSE RISK CHARGE?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the policy. The mortality and expense risk charge is deducted from separate account assets on each valuation date at an annual rate of .50 percent of separate account assets.

DEATH BENEFIT

WHAT PROCEEDS ARE PAYABLE AT THE  SECOND DEATH?

The amount payable at the second death shall be the death benefit provided by this policy:

MHC-98-690                                                      Minnesota Life 9

-- plus any additional insurance payable at the second death provided by an additional benefit agreement;

-- plus under the Cash Option, any premium paid beyond the end of the policy month in which the second death occurs;

--   minus any unpaid policy charges; and

--   minus any policy loan.

WHAT ARE THE DEATH BENEFIT OPTIONS?

The death benefit options are:

(1)  the Cash Option; or

(2)  the Protection Option.

The Protection Option is only available until the policy anniversary nearest the younger insured's age 70. At the policy anniversary nearest the younger insured's age 70, the death benefit option will be changed to the Cash Option. At that time, we will automatically adjust your policy and adjust the face amount to equal the death benefit immediately preceding the adjustment.

WHAT IS THE CASH OPTION?

Under the Cash Option, the death benefit will be the then current face amount. The death benefit will not vary with the investment results of the sub-accounts of the separate account you have elected unless the policy value exceeds the net single premium for the then current face amount.

If the policy value exceeds the net single premium for the then current face amount, the death benefit will be that amount of insurance which could be purchased for the insureds using the policy value as the net single premium.

WHAT IS THE PROTECTION OPTION?

Under the Protection Option, the death benefit will vary with the investment results of the sub-accounts of the separate account you have elected. The death benefit will be the policy value, plus the larger of:

(1)  the then current face amount; or

(2) the amount of insurance which could be purchased using the policy value as a net single premium.

MHC-98-690                                                     Minnesota Life 10

WHEN IS THE DEATH BENEFIT DETERMINED?

The death benefit is determined on each monthly policy anniversary and as of the date of the second death. The death benefit amount as of any other date is available from us on written request.

HOW IS THE DEATH BENEFIT OPTION ELECTED?

You elect a death benefit option on your policy application.

If you fail to make an election, the Cash Option will be in effect.

MAY THE DEATH BENEFIT OPTION BE CHANGED?

Yes. You may apply to have the death benefit option changed while this policy is in force by filing a written request with us at our home office. We may require evidence satisfactory to us of the insurability of both insureds before we allow the change. The change will take effect when we approve and record it in our home office.

WHAT HAPPENS WHEN THE POLICY IS PAID-UP?

When the policy is paid-up, we need no additional scheduled premiums in order to provide a death benefit equal to the then current face amount until the second death.

After the policy is paid-up, we may continue to accept scheduled premiums and nonrepeating premiums. The payment of any premium after the policy is paid-up may increase the face amount. We may require you to provide us with evidence satisfactory to us of the insurability of both insureds before accepting any premium after the policy is paid-up. The policy value of your policy will never exceed the net single premium for the death benefit payable at the second death.

HOW WILL YOU KNOW WHEN THE POLICY BECOMES PAID-UP?

Each policy anniversary we will determine if your policy has become paid-up. When your policy becomes paid-up, we will send you a new page 1.

WILL A PAID-UP POLICY HAVE A NEW FACE AMOUNT?

Yes. A new face amount will be determined when it becomes paid-up. The new face amount will not be less than the face amount of the policy when it became paid-up.

WILL POLICY CHARGES CONTINUE TO APPLY TO A PAID-UP POLICY?

Yes.

MHC-98-690                                                     Minnesota Life 11

PREMIUMS

WHEN AND WHERE DO YOU PAY YOUR PREMIUMS?

Your first premium is due as of the policy date and must be paid when your policy is delivered. All premiums after the first premium are payable on or before the date they are due and must be mailed to us at our home office or such other place as we may direct.

If you would like a receipt for a premium payment, we will give you one upon request.

HOW OFTEN DO YOU PAY PREMIUMS?

You may pay your premiums once a year, twice a year, or four times a year. These premiums are shown on page 1 as the annual, semi-annual and quarterly premiums.

If you decide to pay premiums once a year, your annual premium will be due on the policy anniversary.

If you decide to pay premiums more than once a year, your semi-annual premiums will be due every six months and your quarterly premiums will be due every three months. In each year, one of the premium due dates must fall on the policy anniversary.

ARE THERE OTHER METHODS OF PAYING PREMIUMS?

Yes. It may be possible for you to make arrangements with your employer to pay your premiums by payroll deduction. Also, with the consent of your financial institution, you may request that your premiums be automatically withdrawn from your account at that institution and paid directly to us. If for any reason your employer or financial institution fails to pay a premium when it is due or if this premium payment arrangement is ended, you must pay an annual, semi- annual or quarterly premium directly to us at our home office before the end of the grace period to keep your policy in force on a premium-paying basis.

CAN YOU STOP PAYING BASE PREMIUMS?

Yes. You may adjust the policy to stop paying base premiums. A stop premium adjustment is one where, after the adjustment, no further base premium is required. You may request a stop premium adjustment at any time your policy has sufficient actual cash value at the date of the request to keep the policy in force until your next policy anniversary. The policy will be adjusted on the basis of no additional scheduled base premium and, unless instructed otherwise, the face amount in effect at the time of the adjustment. On a stop premium policy, any scheduled decrease in face amount shall be to zero and the policy will lapse at that time.

CAN YOU PAY A NONREPEATING PREMIUM?

Yes. In addition to premiums shown on page 1, you may request to pay a nonrepeating premium. However, we may at any time refuse to accept a nonrepeating premium. If the death benefit of

MHC-98-690                                                     Minnesota Life 12
your policy increases as a result of the payment of a nonrepeating premium, we may require you to provide us with evidence satisfactory to us of the insurability of both insureds.

CAN YOU PAY A PREMIUM AFTER THE DATE IT IS DUE?

Yes. Your policy has a 31-day grace period. This means that if a premium is not paid on or before the date it is due, you may pay that premium during the 31-day period immediately following the due date. Your premium payment, however, must be received in our home office within the 31-day grace period. The insurance will continue during this 31-day period.

If the second death occurs during this period, we will deduct a premium for the 31-day grace period from the death proceeds.

This 31-day grace period does not apply to the first premium payment. The first premium must be paid on or before the date your policy is delivered.

WHAT HAPPENS IF A PREMIUM IS NOT PAID BEFORE THE END OF THE GRACE PERIOD?

If a premium is not paid before the end of the 31-day grace period, your policy will lapse and no further premium payments may be made. However, even if your policy lapses, the values, if any, provided for in the Values section of this policy on page 9 will be available to you.

CAN YOU REINSTATE YOUR POLICY AFTER IT HAS LAPSED?

At any time within three years from the date of lapse, you may ask us to restore your policy to a premium paying status. We will require:

(1)  your written request to reinstate this policy;

(2) that you submit to us at our home office during the lifetime of both insureds evidence satisfactory to us of the insurability of both insureds so that we may have time to act on the evidence during the lifetime of both insureds; and

(3) at our option, a premium payment which is equal to all overdue premiums with interest at a rate not to exceed 6 percent per annum compounded annually and any indebtedness in effect at the end of the grace period following the date of default with interest at a rate not exceeding 8 percent per annum compounded annually.

If your policy is reinstated, it will be contestable for two years from the date of reinstatement as to representations contained in your request to reinstate.

IS THERE A PREMIUM REFUND AT THE  SECOND DEATH?

Yes. If the Cash Option death benefit is in effect at the second death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the second death occurs to the date to which premiums are paid. However, if your policy

MHC-98-690                                                     Minnesota Life 13
contains a Waiver of Premium Agreement and the last premium was waived by us under that agreement, we will not refund that premium. Also, we will not refund a nonrepeating premium.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account under Minnesota law. It is registered as a unit investment trust under the 1940 Act.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

Net premiums allocated to the separate account support the operation of this policy (except extended term coverage, policy loans and settlement options) and other variable policies. Assets may also be allocated for other purposes, but not for the operation or support of policies other than variable life policies.

ARE SUB-ACCOUNTS AVAILABLE UNDER THE SEPARATE ACCOUNT?

Yes. The separate account is divided into sub-accounts. Net premiums will be allocated to one or more of the sub-accounts you have chosen for such allocation. We reserve the right to add, combine or remove any sub-account of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for variable policies, we may substitute another fund.

Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, that approval process will be on file with the regulatory authorities of the state in which this policy is delivered.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right, when permitted by law, to transfer assets of the separate account which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer is made, the term "separate account," as used in this policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

(1)  de-register the separate account under the 1940 Act;

MHC-98-690                                                     Minnesota Life 14

(2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account; and

(3)  combine the separate account with one or more other separate accounts.

HOW ARE NET PREMIUMS ALLOCATED?

They are allocated either to the guaranteed principal account or to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums. You may do this by giving us a written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any alternative must be at least 10 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 50 percent of the net premium may be allocated to the guaranteed principal account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of a policy or a policy adjustment. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the actual cash value between the guaranteed principal account and the separate account or among the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THIS POLICY?

Yes. Transfers may be made by your written request. For transfers out of the separate account or among the sub-accounts of the separate account, we will make the transfer on the basis of sub-account unit values as of the end of the valuation period during which your written request is received at our home office. For transfers out of the guaranteed principal account, the transfer will be made on the basis of your guaranteed principal account actual cash value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. The amount of actual cash value to be transferred to or from a sub-account of the separate account or the guaranteed principal account must be at least $250. If the balance is less than $250, the entire actual cash value attributable to that sub-account or the guaranteed principal account must be transferred. If a transfer would reduce the actual cash value in the sub-account from which the transfer is to be made to less than $250, we reserve the right to include that remaining sub-account actual cash value in the amount transferred.

MHC-98-690                                                     Minnesota Life 15

The maximum amount of actual cash value to be transferred out of the guaranteed principal account to the sub-accounts of the separate account may be limited to 20 percent of the guaranteed principal account balance. Transfers to or from the guaranteed principal account may be limited to one such transfer per policy year.

Transfers from the guaranteed principal account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Written requests for transfers which meet these conditions will be effective after we approve and record them at our home office.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which your premium is received at our home office. Once determined, the number of accumulation units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units of each sub-account credited to your policy will be increased by the allocation of subsequent net premiums, policy loan repayments, interest credits and transfers to that sub-account. The number of units of each sub-account credited to your policy will be decreased by policy charges to the sub-account, policy loans and unpaid loan interest, transfers from that sub-account and partial surrenders from that sub-account. The number of sub-account units will decrease to zero on a policy surrender, lapse or termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The assets of the separate account shall be valued at least as often as any policy benefits vary but not less often than once a month. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this policy which are assessed against separate account assets.

The gross investment rate is equal to:

MHC-98-690                                                     Minnesota Life 16

(1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

VALUES

DOES THIS POLICY HAVE CASH VALUES?

Yes. This policy has two types of cash values. They are the actual cash value and the tabular cash value.

HOW IS YOUR ACTUAL CASH VALUE DETERMINED?

It is determined separately for your guaranteed principal account actual cash value and for your separate account actual cash value. The separate account actual cash value will include all sub-accounts of the separate account.

The guaranteed principal account actual cash value is the sum of all net premium payments allocated to the guaranteed principal account. This amount will be increased by any interest, loan repayments, policy loan interest credits and transfers into the guaranteed principal account. This amount will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the sub-accounts of the separate account and charges assessed against your guaranteed principal account actual cash value.

The separate account actual cash value is the sum of units of each sub-account multiplied by the accumulation unit value for that sub-account. The number of units will be increased by any loan repayments, policy loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid policy loan interest, partial surrenders, transfers into the guaranteed principal account, and charges assessed against your separate account actual cash value.

IS THE ACTUAL CASH VALUE GUARANTEED?

No. Your separate account actual cash value is not guaranteed.

Your guaranteed principal account actual cash value is guaranteed by us. It cannot be reduced by any investment experience of the general account.

MHC-98-690                                                     Minnesota Life 17

WHAT IS THE TABULAR CASH VALUE OF YOUR POLICY?

A table of tabular cash values is shown on page 1. At your request, we will tell you what the tabular cash values are for any date not shown.

HOW IS THE TABULAR CASH VALUE DETERMINED?

The methods and factors used to calculate your tabular cash values, reserves and net single premiums are based upon the policy assumptions which your state requires us to use.

We have filed the method used to calculate these values with the insurance department in the state in which your policy is delivered. The method we use provides tabular cash values at least as great as those provided by the Commissioners Reserve Valuation Method. These tabular cash values and reserves will be greater than, or equal to, the values required by law. The tabular cash values are calculated on the assumption that there is no indebtedness on your policy, premiums are paid annually, deaths occur at the end of the year, and all charges have been assessed at the maximum amount. Also, the calculation of the tabular cash values will be made with an allowance for the passage of time and the payment of those premiums paid beyond the last policy anniversary. All tabular values represent the values at the end of the policy year.

IS INTEREST CREDITED ON THE GUARANTEED PRINCIPAL ACCOUNT ACTUAL CASH VALUE?

Yes. Interest is credited on the guaranteed principal account actual cash value of this policy. Interest is credited daily at a rate of not less than 4 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED PRINCIPAL ACCOUNT?

Yes. As conditions permit, we will credit additional amounts of interest to the guaranteed principal account actual cash value.

MAY THE POLICY BE SURRENDERED?

Yes. You may request the surrender of the policy at any time until the second death.

WHAT IS THE SURRENDER VALUE OF YOUR POLICY?

The surrender value is the actual cash value, minus unpaid policy charges which are assessed against actual cash value.

However, if your policy is being used to provide extended term, your surrender value at any time will be the reserve on that insurance. The surrender value of any extended term insurance which is surrendered within 30 days after a policy anniversary will be at least equal to that anniversary value.

MHC-98-690                                                     Minnesota Life 18

The determination of the surrender value is made as of the end of the valuation period during which we receive your surrender request at our home office.

HOW DO YOU SURRENDER YOUR POLICY?

Send your policy and a written request for surrender to us at our home office.

Instead of payment in a single sum, you may request that your surrender value be used to provide extended term insurance .

IS A PARTIAL SURRENDER PERMITTED?

Yes. You may make a partial surrender of your actual cash value. The amount of a partial surrender must be $500 or more and it cannot exceed the amount available as a policy loan. This is a policy adjustment as described on page 10. If the policy is not paid-up, a partial surrender will cause a decrease in the death benefit equal to the amount surrendered.

MAY YOU DIRECT US AS TO HOW PARTIAL SURRENDERS WILL BE TAKEN FROM ACTUAL CASH VALUE?

Yes. You may tell us the sub-accounts from which a partial surrender is to be taken or whether it is to be taken in whole or in part from the guaranteed principal account. If you do not, partial surrenders will be deducted from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

WHAT HAPPENS IF THE PREMIUM DUE ON YOUR POLICY IS NOT PAID?

Your policy will lapse if the premium due is not paid before the end of the grace period. If your policy has no actual cash value, it will terminate. If your policy has a surrender value, it will be used to provide either:

(1)  a single sum payment of that value to you, thereby terminating this policy;
     or

(2)  extended term insurance.

Unless, within 62 days of the date of the first unpaid premium, you request a single sum payment of your surrender value as of the end of the grace period, we will apply it to purchase extended term insurance . This insurance will be effective as of the due date of the last unpaid premium and no further premiums will be due. You may reinstate your policy as described in the Premiums section on page 6.

MAY AUTOMATIC PREMIUM LOANS BE USED TO KEEP THE POLICY IN FORCE?

Yes. Please see the section on policy loans (see page 13).

MHC-98-690                                                     Minnesota Life 19

WHAT IS EXTENDED TERM INSURANCE?

It is term insurance that is purchased by applying the surrender value of your policy as a net single premium to buy term insurance for the maximum period. This extended term coverage has fixed benefits. Extended term benefits are not provided by the separate account and they will not vary during the extended term insurance period. The amount of this insurance will be equal to the face amount of your policy, less the amount of any policy loan at the date of lapse. At the end of the extended term period, all insurance under this policy will terminate and this policy will have no further value.

MAY POLICY PAYMENTS BE DEFERRED?

Yes. We reserve the right to defer policy payments for up to six months from the date of your written request, if such payments are based upon policy values which do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 3 percent per annum for the period during which payment is postponed. Otherwise, this right of deferral will be: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

HOW WILL YOU KNOW THE STATUS OF YOUR POLICY?

Each year, we will send you a report. This report will show your policy's status. It will include the actual cash value, the face amount and the variable death benefit as of the date of the report. It will also show the premiums paid during the year, policy loan activity and the policy value. The report will be sent without cost to you. The report will be as of a date within two months of its mailing.

POLICY ADJUSTMENTS

WHAT TYPES OF ADJUSTMENTS CAN BE MADE TO THIS POLICY?

Except while the policy is on extended term, you may ask us to make any of the four following policy adjustments:

(1)   increase or decrease the current face amount;

(2)   increase or decrease the premium;

(3)   make a partial surrender;

(4)   adjust the base premium to zero ("stop premium").

MHC-98-690                                                     Minnesota Life 20

You may request a policy adjustment by completing an application for adjustment. Adjustments will not apply to any additional benefit agreements attached to your policy.

ARE THERE ANY ADJUSTMENT LIMITATIONS?

Yes. An adjustment must satisfy certain limits on premiums, face amount and the attained ages of both insureds at which an adjusted policy may provide for a scheduled reduction in face amount. Other limitations on adjustments and on combinations of adjustments may apply. Our approval on any adjustment is required. The current limits on adjustments are those described here.

An adjustment may not result in more than a paid-up whole life plan for the then current face amount. If either insured is over age 85 or older, no increases requiring evidence of insurability will be allowed.

Any adjustment for a change of premium must result in a change of the annual premium of at least $300.

An adjustment with an increase in premium must result in a policy which is scheduled to become paid-up only after the payment of ten annual premiums or to the younger insured's age 100, if less. In addition, any policy must have a minimum annual base premium of at least $600.

Any adjustment for a change of the face amount must result in a change of the face amount of at least $50,000, except for face amount changes which are the result of an additional benefit agreement , or a partial surrender under the policy, or unless a small change in face amount is required to avoid a violation of the limitations pertaining to plans of insurance.

After adjustment, other than an adjustment to stop premium or the automatic adjustment at the point when the face amount is scheduled to decrease, the policy must provide a level face amount of insurance for a period of time to be determined by us. An adjustment to stop premium or the automatic adjustment at the point when the face amount is scheduled to decrease requires that the policy have an actual cash value sufficient to keep the policy in force until the next policy anniversary.

WHAT EFFECT WILL AN ADJUSTMENT HAVE ON THE POLICY'S TABULAR CASH VALUES?

After adjustment, the tabular cash value shall be equal to:

(1) the greater of the policy value, and the tabular cash value prior to that adjustment,

(2)  plus any nonrepeating premium credit,

(3) less the amount of any partial surrender made at the time of the adjustment.

MHC-98-690                                                     Minnesota Life 21

MAY EVIDENCE OF INSURABILITY BE REQUIRED?

Yes. We will require evidence satisfactory to us of the continued insurability of both insureds. We will need this evidence for adjustments which increase the current face amount or for adjustments which retain the face amount while also making a partial surrender. All other adjustments may be made without evidence of insurability.

IS AN ADJUSTMENT ALLOWED IF PREMIUMS ARE BEING WAIVED?

No. If this policy contains a Waiver of Premium Agreement and if you are receiving, or are entitled to receive, the waiver of premium benefit, no adjustments under this provision will be allowed, except as provided in the Waiver of Premium Agreement.

WHAT WILL BE THE EFFECT OF THE POLICY ADJUSTMENTS?

The effects of policy adjustments are shown below.


IF YOU MAKE THIS KIND
OF ADJUSTMENT,                UNDER THIS CONDITION,              IT WILL DO THIS:
Decrease the current face     while the premium remains the      any scheduled decrease in the
amount...                     same...                            current face amount will take
Retain the current face       while the premium increases...     place at a later policy amount...
                                                                 anniversary; a scheduled
                                                                 decrease in the face amount will
                                                                 be eliminated; or the premium
                                                                 paying period will be shortened.

Increase the current face     with no increase in premium...     any scheduled decrease in the
amount...                                                        current face amount will take
Retain the current face       while the premium decreases...     place at an earlier policy
amount...                                                        anniversary; a scheduled
If you make a partial         while the premium and face         decrease in the face amount will
surrender...                  amount remain the same...          occur; or the premium paying period
                                                                 will be lengthened.

Stop premium...               while the face amount remains      any scheduled decrease in the
                              the same...                        current face amount will take
                                                                 place at an earlier policy
                                                                 anniversary or, a scheduled
                                                                 decrease in the face amount will
                                                                 occur; and no insurance will be
                                                                 provided after the decrease.

You may request a description of the effect of other types or combinations of adjustments from us.

MHC-98-690                                                     Minnesota Life 22

WHEN WILL AN ADJUSTMENT BE EFFECTIVE?

Any adjustment you request will not become effective until after we approve and record it at our home office.

When we approve your written request for an adjustment, we will send you a new page 1. A copy of your adjustment application will be attached to that new page
1. We may require that you return your policy to our home office for attachment of the new page 1 or we may simply mail it to you at your last known address and ask you to attach it to your policy. In either event, the new page 1 and its application will become part of this policy.

WHAT HAPPENS IF THE CURRENT FACE AMOUNT IS SCHEDULED TO DECREASE?

At the time when the current face amount is scheduled to decrease, we will automatically adjust your policy, retaining both the current face amount and the premium. This adjustment will result in a scheduled decrease in the current face amount at a later policy anniversary, or the elimination of the scheduled decrease in the face amount, or the shortening of the premium paying period. This automatic adjustment will be subject to all the adjustment limitations described in this section.


MHC-98-690                                                     Minnesota Life 23

PAYMENT OF PROCEEDS

WHEN WILL THE POLICY PROCEEDS BE PAYABLE?

The proceeds of this policy will be payable if the policy is surrendered while it is in force or if we receive proof satisfactory to us of the second death. These events must occur while the policy is in force. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected. We will deduct any indebtedness from the proceeds. Proof of any claim under this policy must be submitted in writing to our home office.

We will pay interest on single sum death proceeds from the date of the second death until the date of payment. Interest will be at an annual rate determined by us, but never less than 3 percent.

CAN PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. You may, before the second death, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.

The following settlement options are all payable in fixed amounts as are described below. These payments do not vary with the investment performance of the separate account.

     OPTION 1 -- INTEREST PAYMENTS
     Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

     OPTION 2 -- PAYMENTS FOR A SPECIFIED PERIOD
     Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any period not shown will be furnished upon request.

         NUMBER OF YEARS         MONTHLY PAYMENTS

                5                      $17.91
               10                        9.61
               15                        6.87
               20                        5.51
               25                        4.71


     OPTION 3 -- LIFE INCOME
     Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under

MHC-98-690                                                     Minnesota Life 24
     this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

          AGE                     LIFE INCOME WITH PAYMENTS
     --------------    LIFE             GUARANTEED FOR
     MALE   FEMALE    INCOME      5 YEARS  10 YEARS   20 YEARS
     ----   ------    ------      -------  --------   --------

      50      55       $4.37      $4.36     $4.33      $4.18
      55      60        4.87       4.85      4.79       4.51
      60      65        5.56       5.52      5.39       4.85
      65      70        6.51       6.41      6.13       5.16
      70      75        7.86       7.64      7.03       5.38

     OPTION 4 -- PAYMENTS OF A SPECIFIED AMOUNT
     Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

CAN A BENEFICIARY REQUEST PAYMENT UNDER A SETTLEMENT OPTION?

Yes. A beneficiary may select a settlement option only after the second death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

ARE THE PROCEEDS EXEMPT FROM CLAIMS OF CREDITORS?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the second death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

WHAT IS THE GUARANTEED INTEREST RATE ON SETTLEMENT OPTIONS?

The minimum amount of interest we will pay under any settlement option is 3 percent per annum. Additional interest earnings, if any, on deposits under a settlement option will be payable as determined by us.

MHC-98-690                                                     Minnesota Life 25

BENEFICIARY

TO WHOM WILL WE PAY THE DEATH PROCEEDS?

When we receive proof satisfactory to us of the second death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIES BEFORE THE SECOND DEATH?

If a beneficiary dies before the second death, that beneficiary's interest in the policy ends with that beneficiary's death. Only those beneficiaries who are living at the second death will be eligible to share in the death proceeds. If no beneficiary is living at the second death, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor if you are a corporation no longer in existence.

WHAT IF BOTH INSUREDS DIE SIMULTANEOUSLY?

If both insureds die under circumstances which make it impossible to determine the order of their deaths, we will assume that the older insured died first.

CAN YOU CHANGE THE BENEFICIARY?

Yes. If you have reserved the right to change the beneficiary, you can file a written request with us to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the second death occurs before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before your request was so recorded.

POLICY LOANS

CAN YOU BORROW MONEY ON YOUR POLICY?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. We will charge interest on the loan in arrears.

At your request, we will send you a loan agreement for your signature. The policy will be the only security required for your loan.

MHC-98-690                                                     Minnesota Life 26

When the policy loan is to come from your guaranteed principal account actual cash value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

WHAT IS THE TOTAL AMOUNT AVAILABLE FOR POLICY LOANS?

The total amount available for loans under your policy is 90 percent of the policy value (see page 3). Your policy value will be determined as of the date we receive your written request for a loan at our home office.

WHAT IS THE EFFECT OF A POLICY LOAN?

When you take a loan, we will reduce the actual cash value of the policy. It will be reduced by the amount you borrow. This determination will be made as of the end of the valuation period during which your loan agreement is received at our home office.

HOW DOES A POLICY LOAN REDUCE ACTUAL CASH VALUE?

Unless you direct us otherwise, the policy loan will be taken from your guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, from each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no actual cash value, the policy will lapse.

WHAT RATE OF INTEREST DO YOU HAVE TO PAY?

The interest rate on indebtedness will be the rate shown on page 1 of this policy. Interest accrues daily at this annual interest rate.

WHEN IS POLICY LOAN INTEREST DUE AND PAYABLE?

Policy loan interest is due on the date of the second death , on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

If you do not pay the interest on your loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. It will then be charged the same rate of interest as your loan. Your actual cash value will be reduced by the amount of the policy loan and unpaid policy loan interest when it is due.

MHC-98-690                                                     Minnesota Life 27

HOW AND WHEN CAN YOU REPAY YOUR LOAN?

If your policy is in force, your loan can be repaid in part or in full at any time before the second death. Your loan may also be repaid within 60 days after the date of the second death if we have not paid any of the benefits under this policy. Any loan repayment must be at least $100 unless the balance due is less than $100.

HOW ARE LOAN REPAYMENTS ALLOCATED?

Loan repayments are allocated to the guaranteed principal account until all loans from the guaranteed principal account have been repaid.

Thereafter, loan repayments are allocated to the guaranteed principal account or the sub-accounts of the separate account as you direct.

In the absence of your instructions, loan repayments will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in the sub-account bears to your actual cash value in all of the sub-accounts.

Loan repayments reduce your loan account by the amount of the loan repayment.

WHAT IS THE RATE OF INTEREST CREDITED TO A POLICY AS A RESULT OF A POLICY LOAN?

Interest credits shall be at a rate which is not less than your policy loan interest rate minus 2 percent per annum.

WHEN ARE INTEREST CREDITS ON A POLICY LOAN ALLOCATED TO YOUR ACTUAL CASH VALUE?

Policy loan interest credits are allocated to your actual cash value as of the date of the second death , on a policy adjustment, surrender, lapse, a policy loan transaction and on each policy anniversary.

HOW ARE POLICY LOAN INTEREST CREDITS ALLOCATED?

Policy loan interest credits are allocated to the guaranteed principal account and separate account following your instructions to us. We will use your instructions for the allocation of net premiums. In the absence of such instructions, this amount will be allocated to the guaranteed principal account actual cash value and separate account actual cash value in the same proportion that those values bear to each other and, as to the actual cash value in the separate account, to each sub-account in the proportion that the actual cash value in such sub-account bears to your actual cash value in all of the sub-accounts.

MHC-98-690                                                     Minnesota Life 28

WHAT HAPPENS IF YOU DO NOT REPAY YOUR LOAN?

If your policy has indebtedness, your policy will remain in force so long as it has actual cash value. If it does not, your policy will lapse.

In this event, to keep your policy in force, you will have to make a loan repayment. We will give you notice of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 31 days after our mailing of the notice.

CAN YOU ARRANGE FOR AUTOMATIC PREMIUM LOANS TO KEEP YOUR POLICY IN FORCE?

Yes. If you asked for this option in your application, or if you write us and ask for this option after your policy has been issued, we will make automatic premium loans. You can also write to us at any time and tell us you do not want this option. If you have this option and you have not paid the premium that is due before the end of the grace period, we will make a policy loan to pay the premium. However, in order for this to occur, the amount available for a loan must be enough to pay at least a quarterly premium. If the loan value is not enough to pay at least a quarterly premium, your policy will lapse.

IS THERE A MINIMUM POLICY LOAN?

Yes. Any policy loan we pay in cash must be in an amount of at least $100. A policy loan may be in a lesser amount if it is used to pay a premium under the automatic premium loan provision.

ADDITIONAL INFORMATION

CAN YOU ASSIGN YOUR POLICY?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds which become payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

WHAT IF THE DATE OF BIRTH OF EITHER INSURED IS MISSTATED?

If the date of birth of either insured has been misstated, the amount of proceeds will be adjusted to reflect the cost of insurance charges based upon the correct date of birth.

WHEN DOES YOUR POLICY BECOME INCONTESTABLE?

After this policy has been in force during the lifetimes of both insureds for two years from the original policy date, we cannot contest this policy, except for fraud or the nonpayment of premiums. However, if there has been a face amount increase or a reinstatement for which we required evidence of insurability, that increase will be contestable for two years, during the lifetimes of both insureds, from the effective date of the increase or the reinstatement.

MHC-98-690                                                     Minnesota Life 29

IS THERE A SUICIDE EXCLUSION?

Yes. If either insured, whether sane or insane, dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for this policy. If there has been a face amount increase for which we required evidence of insurability, and if either insured dies by suicide within two years from the effective date of the increase, our liability with respect to that increase will be limited to an amount equal to the premiums paid for such increase.

POLICY EXCHANGE OPTION

CAN YOU EXCHANGE THIS POLICY FOR TWO SEPARATE POLICIES?

Yes. As long as both insureds are alive, you may ask to exchange this policy for two individual policies, insuring each of the insureds separately.

WILL EVIDENCE OF INSURABILITY BE REQUIRED?

Yes. We will ask you for evidence of insurability, satisfactory to us, on the lives of both insureds, before we will permit a policy exchange.

WHAT POLICY FORM WILL BE AVAILABLE?

The new policies will be issued on the variable or fixed policy form we are using on the date of exchange.

WHAT WILL BE THE DEATH BENEFIT OF THE NEW POLICIES?

The death benefit of each of the two new policies will be 50% of the death benefit of this policy.

WHAT VALUES WILL THE NEW POLICIES HAVE?

The cash value and loan of each new policy will be one-half of the cash value and loan of this policy.

WHAT WILL BE THE PREMIUM RATE FOR THE NEW POLICIES?

Premiums will be based on the age, gender and class of each insured on the date of exchange.

WHEN WILL THE EXCHANGE BE EFFECTIVE?

The exchange will be effective when all premiums for the new policies are paid while both insureds are still living.

MHC-98-690                                                     Minnesota Life 30

WHAT WILL BE THE POLICY DATE OF THE NEW POLICIES?

The policy date of the new policies will be the date of the exchange.


MHC-98-690                                                     Minnesota Life 31

VARIABLE ADJUSTABLE LIFE SECOND DEATH POLICY

Variable Benefits.

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

NONPARTICIPATING

Minnesota Life Insurance Company is a subsidiary of Minnesota Mutual Companies, Inc., a mutual insurance holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

MINNESOTA LIFE